Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE -
September 1, 2005

WILLOW GROVE BANCORP, INC. AND CHESTER VALLEY BANCORP INC.

COMPLETE MERGER

Philadelphia, Pennsylvania (September 1, 2005) Willow Grove Bancorp, Inc. (NASDAQ:WGBC) (“Willow Grove”) announced today that the merger of Chester Valley Bancorp Inc. (NASDAQ:CVAL) (“Chester Valley”) with Willow Grove was completed following the close of business on August 31, 2005.  In addition, the merger of Chester Valley’s wholly owned bank subsidiary, First Financial Bank, with Willow Grove Bank was completed after the close of business on August 31st. The former banking offices of First Financial Bank are now operating as the “First Financial Division” of Willow Grove Bank.  Donna M. Coughey, the former President and Chief Executive Officer of Chester Valley and First Financial Bank, has succeeded Frederick A. Marcell Jr. as President and Chief Executive Officer of Willow Grove and Willow Grove Bank upon Mr. Marcell’s retirement from those positions.  The merger has resulted in a combined financial institution with approximately $1.5 billion in assets, deposits in excess of $1.0 billion and 27 banking offices in Montgomery, Chester, Bucks, Delaware and Philadelphia Counties, Pennsylvania.

Ms. Coughey stated, “We are excited about the prospects of operating our now combined banking franchise in three of the most attractive markets in southeast Pennsylvania. We believe that as a locally based community bank with strong market positions in Montgomery, Bucks and Chester Counties, and our presence in northeastern Philadelphia coupled with our commitment to customer service focused on the needs of our retail and small business customers puts us in a unique position to grow our franchise and better serve our customers.”

Ms. Rosemary Loring, who recently succeeded William W. Langan as Chair of the Board of Willow Grove and Willow Grove Bank, stated “This merger has resulted in the combination of two well known banking franchises operating in some of the most dynamic and fastest growing markets in the nation. We believe we have assembled a first rate management team and that, with our expanded product lines, increased lending limits and extensive cross-selling efforts, we will be implementing an exciting and improved business plan. Finally, I would like to recognize and thank my predecessor, Bill Langan, for all of his efforts in bringing this merger together and in his leadership of Willow Grove over the past 10 years. I look forward to his assistance in the future as he continues his role as a director.”

Frederick A. Marcell Jr., former President and Chief Executive Officer of Willow Grove and Willow Grove Bank, stated “I am gratified that we have successfully completed this combination and view this as a fitting capstone for my career in banking.  As I continue in my term as a director, I look forward to working with Donna and the six other former Chester Valley directors who have joined our Board.  I believe our prospects are very promising.”

Each share of Chester Valley common stock was converted into the right to receive either $27.90 in cash or 1.4823 shares of Willow Grove common stock.  As previously disclosed in the merger agreement and election materials mailed to Chester Valley shareholders, the form of the merger consideration is subject to allocation and pro-ration in accordance with the terms of the merger agreement to ensure that 35.24% of the outstanding shares of Chester Valley will be converted into the right to receive cash and 64.76% will be converted into the right to receive Willow Grove stock. The election deadline is September 9, 2005 at 5:00 p.m. Eastern Time. Questions concerning election procedures and the exchange of Chester Valley stock certificates may be directed to the exchange agent, Registrar and Transfer Company at 1-800-368-5948.

Approximately 5.0 million shares of Willow Grove common stock will be issued in the transaction, bringing the number of issued and outstanding shares of Willow Grove Bancorp to approximately 14.7 million.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank.  Willow Grove Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania, with 26 additional branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Contacts:

Donna M. Coughey, President and Chief Executive Officer, Willow Grove Bancorp, Inc. and Willow Grove Bank, (215) 646-5405

Joseph T. Crowley, Chief Financial Officer, Willow Grove Bancorp, Inc. and Willow Grove Bank, (610) 269-9700, Ext. 3085

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions or with respect to the acquisition of Chester Valley Bancorp.  These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance.  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of Chester Valley Bancorp not being fully realized within the expected time frame; (4) revenues following the acquisitions of Chester Valley Bancorp, Inc. being lower than expected; (5) competitive pressure among depository institutions increasing significantly; (6) costs or difficulties related to the integration of the businesses of Willow Grove Bancorp and Chester Valley Bancorp being greater than expected; (7) changes in the interest rate environment causing reduced interest margins; (8) general economic conditions, either nationally or in the markets in which Willow Grove Bancorp is or will be doing business, being less favorable than expected; or (9) legislation or changes in regulatory requirements adversely affecting the business in which Willow Grove Bancorp will be engaged as well as other factors discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission (“SEC”) from time to time.  Copies of these documents may be obtained from Willow Grove Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.  Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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